Exhibit 99.1

Reed’s Inc. Provides Fiscal 2021 Guidance

NORWALK, CT, November 19, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (NASDAQ: REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today provided financial guidance for fiscal 2021 and detail on recent syndicated third-party retail sell-through data.

The Company is providing fiscal 2021 net sales guidance of $45.8 million to $46.6 million and a gross margin of 32% to 33%. This guidance follows updated fiscal 2020 guidance for approximately $40.1 million to $40.3 million of net sales and a gross margin of approximately 30%, which was previously announced.

The Company is also providing recent syndicated retail sell-through data. According to data from IRI, sales at retail for the four weeks ended October 4, 2020 increased 49.4% for the Reed’s brand and 27.5% for the Virgil’s brand. Year-to-date IRI data indicates 33.2% growth of the Reed’s brand and 23.0% for the Virgil’s brand. Additionally, ACV, a measure of distribution, has increased 7.4% to 39.1 points and velocity is up 8 units, or 34.7%, while pricing remains strong increasing 9.1% year over year.

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s number 1 name in Ginger and America’s best-selling Ginger Beer brand and innovator for decades. Virgil’s™ is America’s best-selling independent, full line of natural craft sodas. The Reed’s® portfolio is sold in over 40,000 retail doors nationwide. Reed’s core product line of Original, Extra and Strongest Craft Ginger Beers, along with the Certified Ketogenic Zero Sugar Extra Ginger Beer are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The company uses this same handcrafted approach in its award-winning Virgil’s™ line of great tasting, bold flavored craft sodas and Certified Ketogenic Zero Sugar Varieties.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s, please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as the Company’s guidance for 2021 net sales and gross margin. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com